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                                                                    EXHIBIT 99.3

                       NATIONAL WESTMINSTER BANK PLC --
                               NEW YORK BRANCH
                         175 WATER STREET, 20TH FLOOR
                           NEW YORK, NEW YORK 10038

                            THERMOLASE CORPORATION

                              OFFER TO EXCHANGE
  ONE UNIT CONSISTING OF ONE SHARE OF COMMON STOCK AND ONE REDEMPTION RIGHT
                                   FOR EACH
                  ONE OUTSTANDING SHARE OF COMMON STOCK PLUS
              $3.00 (PAYABLE IN CASH OR SHARES OF COMMON STOCK)

                 NO MORE THAN 2,000,000 UNITS WILL BE ISSUED

                               ------------------

            REDEMPTION PAYMENTS GUARANTEED ON A SUBORDINATED BASIS
                        BY THERMO ELECTRON CORPORATION

                               ------------------

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     THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 12:00
      MIDNIGHT, NEW YORK CITY TIME, ON        , 1997, UNLESS THE OFFER IS
                                   EXTENDED.
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                                                                          , 1997

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

     We have been appointed by ThermoLase Corporation, a Delaware corporation (the "Company"), to act as Information Agent in connection with the Company's offer to exchange one unit (a "Unit") consisting of one share of Common Stock, $0.01 par value per share, of the Company (the "Common Stock") and one redemption right (each, a "Redemption Right") for each outstanding share of Common Stock (each, a "Share"), plus an additional payment of $3.00 (the "Additional Payment"), validly tendered and accepted for exchange upon the terms
and subject to the conditions set forth in the Offer to Exchange dated        ,
1997 (the "Offer to Exchange") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith. The Additional Payment may be made either (i) in cash (such cash payment being hereinafter referred to as the "Additional Cash Payment," and an exchange in which an Additional Cash Payment is made being referred to herein as a "Share and Cash Exchange") or (ii) by delivery to the Company of additional Shares having a value equal to the aggregate required Additional Payment (the Shares being tendered in satisfaction of the Additional Payment being hereinafter referred to as the "Additional Share Payment," and an exchange in which an Additional Share Payment is made being hereinafter referred to as "Share Only Exchange"). Shares tendered in satisfaction of the Additional Share Payment will be valued at $20.25 per share; accordingly, for each Share tendered for exchange in a Share Only Exchange, the tendering shareholder will receive .871 Units. No fractional Units will be issued, and the number of Units issued will be rounded down to the nearest whole number. Shareholders may either make a Share and Cash Exchange or a Share Only Exchange, but not a combination thereof.

     No more than 2,000,000 Units will be issued. If the number of Shares and, if applicable, Additional Cash Payments validly tendered pursuant to the Offer and not withdrawn prior to the Expiration Date would result in the issuance of more than 2,000,000 Units, acceptances will be cut back pro rata (with adjustments to avoid issuance of fractional Units) based
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on the total number of Units that would have been issued to such tendering shareholders if no such cutback had been made.

     Each Redemption Right will entitle the holder thereof to sell the related share of Common Stock to the Company for $20.25 per share during the first 20 business days after the fourth anniversary of the Expiration Date (as defined in the Offer to Exchange). The Redemption Right will not detach or trade separately from the related share of Common Stock (but instead will trade together with the related share of Common Stock as a Unit) and will expire and become worthless if the closing price of the Company's Common Stock is at least $26.00 for 20 of any 30 consecutive trading days after the Expiration Date. In the event of the expiration of the Redemption Right, each Unit will automatically become, and will trade as, one share of Common Stock. The Company's obligations under the Redemption Rights will be guaranteed on a subordinated basis by Thermo Electron Corporation, the Company's ultimate parent corporation.

     THE OFFER IS SUBJECT TO CERTAIN CONDITIONS, INCLUDING THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER SUCH NUMBER OF SHARES AND, IF APPLICABLE, RELATED ADDITIONAL CASH PAYMENTS AS WOULD RESULT IN THE ISSUANCE OF AT LEAST 500,000 UNITS, AND THE LISTING OF THE UNITS ON THE AMERICAN STOCK EXCHANGE, SUBJECT TO OFFICIAL NOTICE OF ISSUANCE.

     Enclosed for your information and for forwarding to your clients for whose accounts you hold shares of Common Stock registered in your name or in the name of your nominees are copies of the following documents:

     1. The Offer to Exchange dated           , 1997.

     2. The [green] Letter of Transmittal to tender Shares and, if applicable, Additional Cash Payments (for your use and for the information of your clients).

     3. The [yellow] Notice of Guaranteed Delivery for tendering Shares and, if applicable, Additional Cash Payments (to be used to accept the Offer if (i) all necessary stock certificates evidencing Shares (collectively, "Share Certificates") (or written confirmation of the book-entry transfer of such Shares), (ii) a certified or official bank check made payable to American Stock Transfer & Trust Company (the "Exchange Agent") or a wire transfer in the amount of the Additional Cash Payment, if applicable, and (iii) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and all other required documents cannot be delivered to the Exchange Agent prior to the Expiration Date.

     4. A [gray] printed form of letter which may be sent to your clients for whose accounts you hold shares of Common Stock registered in your name or in the name of your nominees, with space provided for obtaining such clients' instructions with regard to the Offer.

     5. A return envelope addressed to the Exchange Agent.

     YOUR PROMPT ACTION IS REQUESTED. BECAUSE THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON
          , 1997, UNLESS THE OFFER IS EXTENDED, YOU SHOULD CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

     In all cases, delivery of Units in exchange for Shares and, if applicable, Additional Cash Payments tendered and accepted for exchange pursuant to the Offer will be made only after timely receipt by the Exchange Agent of (i) certificates representing tendered Shares or timely confirmation of a book-entry transfer of such Shares into the Exchange Agent's account at one of the Book-Entry Transfer Facilities (as defined in the Offer to Exchange) pursuant to the procedures set forth in the Offer to Exchange, (ii) a certified or official bank check made payable to the Exchange Agent or wire transfer in the amount of the Additional Cash Payment, if applicable, and (iii) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and any other documents required by the Letter of Transmittal.

     If a shareholder desires to tender Shares and, if applicable, the Additional Cash Payment pursuant to the Offer and such shareholder cannot deliver his Share Certificates (or confirmation of a book-entry transfer thereof), Additional Cash Payment, if applicable, Letter of Transmittal and all other required documents to reach the Exchange Agent prior to the

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Expiration Date, such Shares, Additional Cash Payment, Letter of Transmittal and
other required documents may nevertheless be tendered by following the guaranteed delivery procedures specified in the Offer to Exchange.

     No fees or commissions will be paid to brokers, dealers or any other persons for soliciting tenders of Shares and, if applicable, Additional Cash Payments pursuant to the Offer. The Company will, however, upon request, reimburse you for reasonable out-of-pocket expenses incurred by you in forwarding any of the enclosed materials to your clients.

     The Company will pay or cause to be paid all transfer taxes, if any, applicable to the transfer and sale of Shares to it pursuant to the Offer, except as otherwise provided in the Letter of Transmittal.

     Questions and requests for assistance or for additional copies of the enclosed materials may be directed to the Information Agent or the Exchange Agent, at their respective addresses and telephone numbers set forth on the back cover of the Offer to Exchange.

                                         Very truly yours,


                                         National Westminster Bank Plc --
                                         New York Branch

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE COMPANY, THERMO ELECTRON, THE INFORMATION AGENT, THE EXCHANGE AGENT OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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